UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to Section 240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Trian Partners Parallel Fund II, L.P.

Trian Partners Parallel Fund II GP, L.P.

Trian Partners Parallel Fund II General Partner, LLC

Trian SPV (SUB) I, L.P.

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

Gregory J. Norman

Peter H. Rothschild

Michael F. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 19, 2006, the following information was posted to http://www.enhanceheinz.com. The Trian Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material.
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"…Mr. Peltz’s credibility as an 'operational' investor has increased over the past decade, particularly since he resurrected Snapple, the flavoured iced-tea maker…One thing is certain: with food, Mr. Peltz is playing on home turf." -- James Politi (Financial Times, March 9, 2006)
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"We found that Heinz ranks below every large-cap U.S. packaged foods company except Sara Lee in terms of sales per employee and sales per manufacturing facility....  This is still an inefficient company, in our view." -- David Nelson (Credit Suisse Analyst Report, March 2006)
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"The beauty of the American Way is that underperforming managements ultimately get called on for accountability. It took years, but change finally occurred at ConAgra and Sara Lee. Perhaps now, finally at Heinz." -- David Nelson (Credit Suisse Analyst Report, March 2006)
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"We generally agree with Trian that Heinz has underperformed and that the management team has failed to deliver on promises. Heinz is now undergoing its fifth major restructuring program since 1997; none of which have produced the faster growth promised by management." -- David Nelson (Credit Suisse Analyst Report, March 2006)
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"The Heinz share price has fallen 19% since Johnson took over in 1998 and the company's performance could best be described as dull." -- David Robertson (Just-Food, May 3, 2006)
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"The fund [Trian] has a vast amount of experience within the food industry: It is currently working with Wendy's, and many of the [Trian] managers have operational experience in the food industry." -- James Altucher (RealMoney.com, May 24, 2006)
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"Nelson Peltz has already had an effect here [at Heinz]." -- Matthew Kaufler, Money Manager, Clover Capital Management (Bloomberg News, May 24, 2006)
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"Investors have been growing frustrated with Heinz after several turnarounds have failed to lift the company's results." -- Janet Adamy (The Wall Street Journal, June 1, 2006)
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"Nelson Peltz is a proven operational activist in there proposing a radical restructuring of what we believe is a pretty bloated, fat and happy American iconic company." -- Whitney Tilson, Money Manager, T2 Partners LLC (Bloomberg News, June 1, 2006)
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"Whatever the reasons, it's fair to say that prior to 2002, we simply did not put enough points on the board. I take full responsibility for this...." -- William Johnson, CEO, Heinz (June 1, 2006)
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"'Heinz is an iconic brand that used to be part of the fabric of our culture...But the heart of the brand has not been supported and people have fallen out of love with it." -- Pete Edwards, Partner, Edwards Groom Saunders (Marketing, June 14, 2006)
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"...[I]nvestors like the pressure Peltz is applying to Heinz. The stock has gained a fifth since he swooped in four months ago. In this respect, it could be argued that Peltz has created more value
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for Heinz investors than William Johnson has in his entire eight-year tenure as chief executive...." -- Cyrus Sanati and Rob Cox (BreakingViews, June 30, 2006)
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"For one thing, Peltz knows something about the food business....And of course there is Peltz's legendary purchase of beverage company Snapple in 1997 for about $300 million. Three years later he sold the business, along with other drinks holdings, to Cadbury Schweppes PLC (CSG) for almost $1.5 billion." -- Dan Burrows (Dow Jones, July 7, 2006)
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"Of the food companies in our coverage, there are several that we would put atop the list of companies we believe require some corporate change to jump-start the stock price. Heinz is one of those...." -- Christopher Growe (A.G. Edwards & Sons Inc. Analyst Report, March, 3, 2006)
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"...[W]ill management's plan, even if implemented, achieve all of its goals? We are not convinced that it will." -- Terry Bivens (Bear Stearns Analyst Report, June 1, 2006)
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"Frankly, if he [William R. Johnson] were a football coach (like his father was), he would already have been fired, in our opinion." -- John M. McMillin (Prudential Financial Analyst Report, Jan.- Feb. 2002)
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"...Snapple responded almost immediately to Triarc's [Peltz/May/Weinstein] management. Sales, which had been declining 20% a year, turned flat within three months of Triarc's purchase." -- John Deighton (Harvard Business Review, January 2002)
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"Snapple was sold to Triarc and put under the management team led by Mike Weinstein [one of Trian's Heinz director nominees]. They have revitalized the brand by strengthening the distribution agreements, introducing new products and packaging, and returning to the marketing approach that has been vital to the success of the brand." – Julian Hardwick (ABN Amro Analyst Report, September 25, 2000)
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"Peltz and May, in short, are what the U.S. needs more of: entrepreneurs with long-term vision. By force of example, they are demonstrating that what industrial America may need most is a vigorous application of aggressive, lean management highlighted by a willingness to invest, a commitment to basic markets, and a determination to make products that customers find worth buying. These are straightforward, traditional precepts that much more of the country's industry should start to relearn." (BusinessWeek, September 15, 1986)
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"...Mr. Johnson has benefited from the stock-price increase that has accompanied Mr. Peltz's demands. Mr. Johnson reported selling 223,127 shares in the Pittsburgh condiment maker last week for an average price of $42.39....From February, when reports surfaced that Mr. Peltz was about to launch a proxy fight with Heinz, until last week when Mr. Johnson sold shares, the company's stock price rose more than 15%."-- Nicolas Brulliard (The Wall Street Journal, June 14, 2006)
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"Most times in marketing companies, and I happen to be a marketing guy—not a very good one, but I was, anyway—is that you take the problem and try to market your way out of it. And that
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results in a waste [of] a whole lot of money" -- William Johnson, CEO, Heinz (Sanford C. Bernstein & Co. Strategic Decisions Conference, June 1, 2006)
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"...[I]n the business arena, Norman has achieved a level of success matched by few other golfers. As head of Great White Shark Enterprises Inc., Norman presides over a sprawling empire that spans everything from golf course design to winemaking to turf grass.." -- Dean Foust (BusinessWeek, November 14, 2005)
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"Norman's payoff has been huge: Claiming he was "virtually broke'' early in his playing career, Norman, 50, now oversees a business empire generating more than $300 million in annual revenues. Although he's more than a decade past his playing prime, Norman still exudes a magnetism that appeals even to consumers who have never picked up a golf club." -- Dean Foust (BusinessWeek, November 14, 2005)
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"At 15.9x our fiscal 2007 estimate, [Heinz] trades below every large-cap company we cover but one." -- Terry Bivens and Ken Goldman (Bear Stearns Analyst Report, July 2006)
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"Mr. Peltz led the 1990s turnaround of Snapple beverages and has worked with such restaurants as Wendy's and Arby's. Mr. Weinstein has significant operational experience with beverages...including Snapple, A&W brands, and PepsiCo." -- Terry Bivens and Ken Goldman (Bear Stearns Analyst Report, July 2006)
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"...[T]he current [Heinz] board, in our opinion, does lack direct operational experience in the food, beverage, and/or restaurant industries..." -- Terry Bivens and Ken Goldman (Bear Stearns Analyst Report, July 2006)
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"... Heinz has been a serial restructurer (we do not subscribe to management's recent argument that all three restructurings since 2002 are merely elements of the same one)." -- Terry Bivens and Ken Goldman (Bear Stearns Analyst Report, July 2006)
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"[Mr. Peltz is in Heinz stock for the long term.] There have been numerous cases in which Mr. Peltz's involvement was long term, including Snapple, American National Can, and Arby's. We also note that Mr. Johnson himself sold more than 200,000 shares during June 6-8, 2006." -- Terry Bivens and Ken Goldman (Bear Stearns Analyst Report, July 2006)
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Press Room

Historical Coverage

Weaving Gold From Straw at Mount Sinai

The New York Sun

February 22, 2006

By PRANAY GUPTE, Special to the Sun

It is hard to imagine that Peter May, one of New York’s most successful entrepreneurs and investors, would be rattled by mere numbers.

His discreet smile, trim build, pleasant manner, and sartorial elegance project the sort of quiet self-confidence that’s prized in America’s boardrooms. It is easier imagining him coolly performing triage on a corporate train wreck than being shocked by the sight.

But one early spring day three years ago, Mr. May, then the newly appointed board chairman of Mount Sinai Medical Center, was stopped in his tracks.

“I didn’t know how bad it was at Mount Sinai,” he said yesterday. “The institution was in trouble - the numbers were very alarming. Nobody had known how bad it was. There was little leadership. Morale was terrible. Everybody was worried.”

The Long Island-born Mr. May was scarcely comforted by a call from the institution’s chief financial officer, who said: “We’re running out of cash.”

Out of cash? Mr. May thought. Mount Sinai? How could that be?

But that was indeed the case.

The venerable institution - founded in 1852 as the Jews Hospital to accommodate Jewish patients and physicians who were barred from New York’s mainstream medical facilities out of prejudice - had long been running in the red. With an annual budget of some $1.8 billion, Mount Sinai, which consists of a hospital and a medical school, was experiencing budgetary deficits of more than $100 million a year.

Its billings were so behind that administrators had lost count of just how much was owed by patients and insurance companies. Its doctors were being wooed away by other hospitals. Its corridors were not as clean as a hospital’s should be.

The reasons went beyond irresponsible management, although administrative ineptitude had contributed significantly to the malaise.

A seminal change in medical economics was just as responsible for Mount Sinai’s misfortunes. In the 1980s, the traditional “cost-plus” system, under which hospitals assigned price tags for specific services and accordingly billed patients and insurance companies, was replaced by a “fee for service” practice. Under the new system, the fee for services was often arbitrarily set by health providers. While that meant hospitals were forced to streamline their practices, it also resulted in bigger losses for institutions, as reimbursements were often inadequate.

Mr. May joined Mount Sinai’s 50-member board in 1989, a natural extension of his wide-ranging charitable activities that included contributing to the UJA Federation, among other nonprofits, where he’d helped raise more than $250 million for its Operation Exodus campaign. When the medical center looked for a new chairman in 2002, a board member, Robert Rubin - a former secretary of the Treasury - called Mr. May.

“I was petrified,” Mr. May said yesterday. “What if I failed?”

Failure wasn’t in his playbook. Back in his Long Island days, growing up as the only son of a successful businessman, Samuel, and a social worker, Isabel, Mr. May had excelled in school. Samuel May gave his son odd jobs in his office, and both Peter and his sister Linda found themselves in lively discussions about business at the family dining table.

It was natural, therefore, that the young Peter head toward a business degree. He obtained an MBA at the University of Chicago, and then worked for the accounting firm of Peat Marwick. In 1972, he joined Nelson Peltz in what ultimately became the Triarc Companies, where Mr. May serves as president and chief operating officer of an extremely successful firm that, among other things, invests in equities.

“The two enduring partnerships in my life have been Nelson, whom I’ve known for 34 years, and Leni, my wife and best friend for 41 years,” Mr. May said.

Both Leni May and Nelson Peltz were enthusiastic about Mount Sinai’s invitation to Mr. May to become chairman.

“I always felt that my skills were best suited to tangible objectives,” Mr. May said. “I recognized that the opportunity at Mount Sinai was both exciting and incredibly frightening. After all, Mount Sinai plays such an important role in the life of New York, in the medical world, and in the Jewish community.”

At his very first meeting as chairman, Mr. May reached into his trademark optimism and said: “I really believe that we can turn this place around. And we’ll do it in three years! We can do it!”

He set about creating a new team. It included Dr. Kenneth Davis, a Mount Sinai veteran, who was named CEO and with whom Mr. May came to establish a special professional and personal bond. Administrative and billing procedures were revamped.

Mr. May decided that, if needed, he would ask the board to tap into $180 million in unrestricted funds that were part of the institution’s $500 million endowment.

He decided against layoffs and slice-to-the bone cutbacks.

“It’s hard to cut your way out of a business problem - you need to build your way out,” Mr. May said.

That meant accelerating fund raising. It meant widening Mount Sinai’s marketing campaign. It meant recruiting talented staff members. It meant injecting greater transparency into the institution’s management. It meant making public appearances on behalf of Mount Sinai. It meant seeking out individual workers in order to bring good cheer to them.

“It meant, most of all, creating a fresh spirit of teamwork,” Mr. May said. “At the end of the day, people will judge you by the respect you accord them. As board chairman, one of the best things you can do is to roll up your sleeves and work along with other board members and colleagues.”

His longtime friend and a Triarc director, Clive Chajet - a leading branding consultant - said of Mr. May last night: “Peter May’s strength is his understanding of how to motivate executives, and he communicates ‘Job well done!’ in such a manner that the executive tries harder and harder to grow because of the compliments. It’s unusual for a trained accountant to be that sensitive to the human factor of successful organizations.”

Mr. May seems shy about such encomiums.

Why should he be reserved about this, the reporter asked? Hadn’t Mr. May met his self-enforced deadline of making Mount Sinai profitable in three years? Had he not avoided touching a penny of the $180 million of unrestricted money? Hadn’t the endowment increased to more than $700 million from $500 million, its budget to $2.1 billion, and its cash availability to $250 million?

“It’s taken sheer willpower,” Mr. May said.

As he marks the third anniversary of his chairmanship - he recently signed on for another three-year term - Mr. May often thinks of what his father once said to him.

“Always do more than what’s expected of you,” Samuel May said to his son a long time ago in their Hewlett, Long Island, home.

Yesterday, as he ended lunch, the board chairman of Mount Sinai said: “I hold myself by that, and I look to people who share that attitude.”

Business Week

November 14, 2005

Greg Norman: All Business;
His empire runs the gamut from golf course design to wine

By Dean Foust

It’s a steamy summer morning and Greg Norman is itching to play golf. After back pain forced him to withdraw from the PGA Championship in mid-August, Norman is eager to walk 18 holes at the Medalist Golf Club near his Jupiter Island (Fla.) home to see if he has sufficiently recovered to compete in the Jeld-Wen Tradition Champions Tour tournament in Aloha, Ore., the next week.

But the round is full of interruptions -- the kind any golf-playing CEO would appreciate. As Norman approaches the 12th hole, his cell phone rings with a call from Reebok International CEO Paul Fireman. Norman retreats to the shade and spends 20 minutes discussing Adidas-Salomon’s pending buyout of Reebok -- specifically, how it might affect the Greg Norman clothing line Reebok produces. On the next hole, Bart Collins -- who oversees the day-to-day affairs of Norman’s myriad business ventures -- zooms up in a cart and pulls his boss aside for an impromptu meeting.

After he putts out on No. 18, Norman can banish any thoughts of hitting a few more balls on the range. Instead, he heads directly to the clubhouse dining room, where a wine company executive is waiting to give him a final tasting of the new line of Greg Norman California wines that will hit retail shelves in the fall. After Norman murmurs his approval of the five varietals he’s given to taste, he dashes off to dinner with the ghostwriter of a Simon & Schuster book he’s working on for release next June. A golf instruction guide? That was the old Norman. In this book, Norman plans to offer management tips based on his experiences as a pro golfer and entrepreneur.

Despite winning 86 tournaments over his 29-year pro golf career, Norman might never shake the images of his collapse in the 1996 Masters, where he blew a six-stroke lead and lost to Nick Faldo by five strokes, or his failure to win more majors than his two British Opens. But in the business arena, Norman has achieved a level of success matched by few other golfers. As head of Great White Shark Enterprises Inc., Norman presides over a sprawling empire that spans everything from golf course design to winemaking to turf grass.

More Hits Than Misses

His apparel line, the Greg Norman Collection, rings up nearly $200 million in annual retail sales, making it one of the most popular clothing lines endorsed by any athlete. His Greg Norman Estates, a six-year-old joint venture with Foster’s Wine Estates, now sells 230,000 cases of Australian wine a year -- a strong performance that has inspired Foster’s to launch California wines under the Norman label as well. Medallist Developments, a joint venture between Norman and Macquarie Bank Ltd. of Australia, currently has more than 10,000 golf course homes under construction in the U.S., Mexico, and Australia, and is mulling an expansion to other parts of the globe. Setbacks -- such as a Greg Norman-themed restaurant and a Paul Newman-like line of foods -- have been relatively rare.

Norman’s payoff has been huge: Claiming he was “virtually broke” early in his playing career, Norman, 50, now oversees a business empire generating more than $300 million in annual revenues. Although he’s more than a decade past his playing prime, Norman still exudes a magnetism that appeals even to consumers who have never picked up a golf club. “Norman has done what few athletes are able to do, to transcend his sport,” says Eldon Ham, an adjunct professor of sports and law at the Chicago-Kent College of Law. “There’s a little Crocodile Dundee in him, and in marketing, attitude is one of the traits you’re selling.”

It has been quite an odyssey for Norman, who as a young tour pro showed little interest in business matters. In Shark: The Biography of Greg Norman, author Lauren St. John writes that a younger Norman sometimes fell asleep in meetings with prospective business partners -- “bored rigid by the plotting and planning he paid others to do.” He only took interest after a couple of deals went awry. (Norman takes issue with this characterization.) As he began to win tournaments, he admits he paid a price for not paying closer attention to how other people handled his affairs. “Typical athlete, I got f---ed over by my agent and found myself in trouble with the Australian taxation office,” he says. “But I learned an important lesson: Take control over your own money, your own destiny.”

Even after signing with uber-agency IMG in the 1980s, Norman grew dissatisfied with the hefty fees -- 10% of winnings and 25% of merchandising income -- and what he felt was IMG’s fast-buck mentality. “They don’t take the long view because they’re only working on a three- or five-year contract, and there’s always another star right behind you,” he says. “I didn’t want to be playing golf beyond 65 because I had to.” Tensions came to a head in 1993 after IMG demanded a cut of the $44 million Norman reaped as an early investor in clubmaker Cobra Golf after its sale to American Brands -- a deal that Norman insists he’d negotiated himself.

Going It Alone

So in the early 1990s, Norman, his popularity soaring, chose not to renew his contract with IMG and began managing his own affairs. Known for being hard on caddies, swing coaches, and disruptive galleries, he proved to be just as tough as a businessman: Biographer St John notes that Norman could be stinting with his praise and once didn’t speak with his former top executive, Frank Williams, for three months during a tiff. (Collins says Norman has mellowed.) Some business partners say Norman can be just as exacting with them. “He’s incredibly demanding,” says Fireman. “He demands great product and innovation.” But the Reebok CEO gives him credit for thrusting himself deeper into decision-making than most athletes -- everything from approving potential clothing designs to long-term strategy. “He truly wants to build his brand for the long term, and that’s a big difference from most athletes,” Fireman says.

Over time, Norman says he made a point to study -- and learn from -- the mistakes of other pro golfers-turned-businessmen. For example, Norman believes Arnold Palmer might have cheapened his image by being too indiscriminate with his endorsements. “I could have endorsed car washes and underwear, but things like that don’t build up your brand,” he says. After studying Jack Nicklaus’ well-publicized problems -- a soured real estate venture left Nicklaus financially overextended in the mid-1980s -- Norman decided to sharply limit how much of his own money he put into deals. “Jack was a strong enough brand that he did not need to put his own neck on the line,” he says. In both his real-estate venture with Macquarie Bank and his winemaking partnership with Foster’s, Norman put up not a cent -- and received a 30% equity stake in each just for lending his name and image. Late last year, MacGregor Golf sweetened its deal for Norman to promote its new Mactec driver and other golf clubs by giving the Shark stock options on top of his endorsement fee, says MacGregor CEO Barry Schneider.

Still, not all of Norman’s ventures have panned out. In Australia, he scrapped plans to introduce a line of pasta sauces and other foods after the products generated mixed results in test markets. Collins says the food line was designed to be nothing more than a charitable venture a la Paul Newman, but “the message that it was cause-related never got through.”

After joining with restaurateur Todd English to create six Greg Norman’s Australian Grille restaurants, only one -- the original in North Myrtle Beach, S.C. -- has opened. Collins acknowledges that Norman chose the wrong partner for the restaurant, which bled red ink from the beginning. But under a new management team, the restaurant has managed to turn a profit in each of the past two years, and Collins says Great White Shark Enterprises is planning to seek a major restaurant chain to expand the Australian Grille concept to other markets.

While the demand for Norman’s golf course design service remains strong, critics contend his record as a course architect is mixed. Despite charging a relatively hefty $1.25 million design fee, Norman says he currently has about three dozen courses in some phase of development -- a strong showing at a time when many other architects are scratching for business. To his credit, Golf Digest named his Doonbeg Golf Club, located on Ireland’s rugged western coast, the “Best New International Course” in 2002. In the U.S., Golf Digest has put at least three Norman designs -- Shark’s Tooth in Lake Powell, Fla., TPC at Sugarloaf in Atlanta, and the Reserve in Pawleys Island, S.C. -- on its best new course lists over the past decade.

But Norman has also seen two courses he built reworked or bulldozed by developers who deemed his layouts too challenging for average golfers. That was the case in Scottsdale, Ariz., where he designed a resort course known as Stonehaven for Lehman Brothers Inc. After Lehman sold the development to Discovery Land Co. of San Francisco -- which immediately converted it to a private club -- Discovery determined that the design was too demanding for members. “We saw the course as not being playable enough so we tore it up and started from scratch,” says Discovery partner Steve Adelson. While the Norman layout had a mere 42 acres of fairway -- meaning most wayward shots ended up in the desert -- architect Tom Fazio created a much more forgiving 90-acre tract.

Such setbacks have been the exception throughout Norman’s career as a businessman. He says his ultimate goal is to emulate the success of Rene Lacoste, a tennis star-turned-clothing designer from the 1930s whose legacy is the ubiquitous alligator logo. “Not many people know him for what he was -- a good tennis player, not a great tennis player,” says Norman. “But he created a brand that lives on. That’s what you want to do, to leave a legacy, a trust in perpetuity for your children.” Norman hopes that will be his final conquest.

Greg Norman Enterprises

WINE

Norman has a 30% stake in a joint venture with Foster’s Wine Estates. Last year, their Greg Norman label had U.S. sales of 230,000 cases -- or $23 million at wholesale -- making it the best-selling premium wine from Australia. Next, they will roll out a line of California wines.

APPAREL

Norman’s Reebok-made clothing line stumbled in the ‘90s when department store chains dropped it to give more room to hot designers like Ralph Lauren and Tommy Hilfiger. But Norman is now stealing share in golf pro shops from rivals such as Cutter & Buck. Sales are around $90 million at wholesale and nearly $200 million at retail.

HOMEBUILDING

A partnership with Australia’s Macquarie Bank Ltd. has roughly 10,000 golf-course homes under construction in Australia, Mexico, and the U.S. The business is worth about $200 million, of which Norman owns 30%.

TURF GRASS

The 10-year-old business has supplied the sod for more than 100 golf courses and major sporting events, such as the 2000 Sydney Olympics.

GOLF COURSE DESIGN

Norman’s design team is busy with roughly three dozen courses under development. His fee: $1.25 million per, with about half of that falling to the bottom line. While some Norman-built courses like Doonbeg Golf Club in Ireland have won acclaim, critics consider others too difficult for average golfers.

The Wall Street Journal
December 14, 1998	Dow Jones WebReprint Service®

Soft-Drink Marketers at Triarc
Deftly Give Snapple Back Its ‘Buzz’

By NIKHIL DEOGUN

WHITE PLAINS, N.Y.—After 18 months of running Snapple, Michael Weinstein has assembled his management team to hear some results. The business was in distress when he was put in charge. Now, with 1998 first-nine-months figures in, Mr. Weinstein is clicking the overhead projector through the charts.

Up comes the graphic for number of cases sold. “I love this page!” Mr. Weinstein blurts out. It shows that sales volume at Snapple, which was turning in double-digit declines before he took over, is up 7% through September, a strong number for a beverage brand. Eighteen of the 20 biggest Snapple distributors have posted volume increases for the month.

When the cheers die down, marketing chief Ken Gilbert swivels to Mr. Weinstein and asks, “Are the boys downtown happy?”

The “boys,” Nelson Peltz and Peter May, run Triarc Cos., the New York City company that took the drooping Snapple off the hands of Quaker Oats Co. in 1997. Although Triarc got Snapple for a fire-sale price of $300 million (Quaker Oats took a big loss, selling Snapple for $1.4 billion less than it had paid), the acquisition still was a gamble. Once a trendy beverage brand goes into a nose dive, it almost never makes a comeback, Mr. Weinstein had warned his bosses at Triarc before they wrote the check. They went ahead anyway, and told Mr. Weinstein, their beverage-division chief, they were confident he could beat the odds.

It has been a frenetic time since then. As the previous owner’s experience shows, the trendy corner of the beverage business in which Snapple operates is one of no small peril. The “premium” beverage business is as distinct from the soda-pop business as Tommy Hilfiger is from Levi’s. The product is sold mostly in single bottles, not in 12-packs and big plastic jugs at the supermarket. As Mr. Weinstein sees it, “We’re not in the soft-drink business; we’re in the fashion business.”

Varied Life Span

It is a constant whirl of new products, flavors and packaging, pitched to consumers who want the latest thing. A drink’s life span can be six months or six years; what’s hip today can be hopelessly passe tomorrow. “There’s not a lot of inherent momentum in this business. You’ve got to reinvent yourself every day,” says the 50-year-old Mr. Weinstein, whose beverage division at Triarc also includes Mistic Brands—a Snapple rival—and Royal Crown Cola.

Started in the early 1970s by three friends from Brooklyn, N.Y., Snapple began selling “all natural” fruit drinks to health-food stores in Greenwich Village. In the 1980s and early 1990s, after getting into iced tea, Snapple achieved near-cult status, buoyed by ads and ad-hoc plugs on the Howard Stern and Rush Limbaugh radio shows and by quirky commercials featuring Wendy, a spokeswoman with a thick Long Island accent.

Drinks like Mango Madness and Peach Tea sparked the “New Age” beverage category,

appealing to yuppies and baby boomers looking for alternatives to colas. Snapple sales soared, approaching $700 million a year by the time Quaker Oats bought the company in 1994.

The cereal company’s timing was bad. The New Age category was hitting middle age. Some of its fans turned to bottled water; some turned back to regular soft drinks. And all of them got new choices from Snapple competitors, not only AriZona and Mistic but offerings from Coca-Cola Co. and PepsiCo Inc., which brought out iced teas priced lower than Snapple’s.

Quaker Oats didn’t help matters by alienating Snapple’s network of independent distributors, taking Wendy out of the TV commercials and making the drink seem unhip with ad pitches like “We want to be No. 3” and “Threedom=Freedom.” By the end of Quaker Oats’ ownership, Snapple sales had plunged to 45 million cases a year from a peak of 70 million and were declining at a 20%-plus annual rate.

Just as Quaker was giving up on Snapple, Messrs. Peltz and May were looking for a challenge. They had become tycoons by building and selling a beverage-and-food-can empire with the help of junk bonds. They were trying to transform Triarc, of which they owned 26%, from a bulky conglomerate into a consumer-products company, with brands like Arby’s, RC Cola and Mistic. They figured Snapple would fit right in, especially under the command of Mr. Weinstein, who had made Mistic’s line of teas and juices a feisty competitor to the much-larger Snapple.

Mr. Weinstein, though, wasn’t so sure. An industry veteran, he first made his name turning around A&W Brands and engineering its sale to Cadbury Schweppes PLC in 1993. Two years later, he took the reins of Mistic after persuading Messrs. Peltz and May to acquire it for Triarc and going to work for them. Snapple was another matter. He warned Triarc against buying it, partly because he didn’t want to spend the rest of his career trying to resuscitate a drowning brand. His role running the beverage division as it was suited him fine.

‘You’re Out of Retirement’

Still, he couldn’t resist pulling out a celebratory cigar when he got the word that his bosses were buying Snapple anyway. As he played his answering-machine messages on March 26, 1997, he heard the voice of Mr. Peltz’s secretary. The boss’s message, she said, “is, ‘You’re out of retirement.’ ”

Here the story of the struggle to revive Snapple begins.

The first step is pinpointing Snapple’s problem. At its most basic, Mr. Weinstein explains, this is simple: “It’s no longer fashionable.” The first phase of the remedy is also simple to state, if not to execute: Create a buzz that Snapple is back.

Wouldn’t it be great, Mr. Weinstein muses, if they could come out with a new drink right away as a symbol of Snapple’s new ownership. Mr. Gilbert, the marketing chief, has a thought. “What if we took Wendy and put her picture on the bottle?”

“That’s a stupid idea,” Mr. Weinstein replies instinctively. But after a little convincing, he signs on. They soon whip out a limited-edition product, Wendy’s Tropical Inspiration, and introduce it in June 1997 at a make-believe deli in a storefront on New York’s Fifth Avenue. The original Wendy—a onetime Snapple clerk, Wendy Kaufman—makes a grand entrance for the news media, wearing a fruit-bedecked hat and screeching, “I’m home.”

The media eat it up. Wendy appears on NBC’s “Today” show, ABC’s Regis & Kathie Lee and assorted other shows.

This is a good start with consumers. Next task: To begin giving distributors, too, the feeling that Snapple is coming back. Meetings are set up with distributors, opening to the tune of the Lovin’ Spoonful’s “Do You Believe in Magic?” Mr. Weinstein performs a trick-making an empty box with a Snapple banner fill up with money—and vows to “put the magic back in Snapple.”

He knows the distributors hunger for new products. So he and Mr. Gilbert begin visiting Snapple labs almost daily to taste what researchers are cooking up. By August 1997, they are ready with a line of exotic teas such as ginseng, orange jasmine and green tea. This is followed in December with Snapple Farms, a line of 100% juices that follows requests from distributors for a product that could be an entree to schools.

While scrapping most commercials left from the Quaker Oats era (and hiring a new ad agency, New York-based Deutsch), the executives keep one commercial that features kids tapping the tops of Snapple caps to communicate in code. They figure it helps give the brand a youthful image.

Mr. Peltz, Triarc’s chairman and chief executive, calls frequently with suggestions, many of which the beverage managers politely decline. One pays off. Mr. Peltz urges Messrs. Weinstein and Gilbert to meet with the agent for ice skater Tara Lipinski, a friend of Mr. Peltz’s daughter. The dubious executives are surprised to learn from the agent that the Olympic gold medalist is indeed interested in a deal. They use her endorsement in launching a line of sport drinks, Snapple Refreshers.

Unseen by consumers, the atmosphere within Snapple is frenzied. With only two headquarters holdovers from Quaker Oats, an entire organization has to be staffed from scratch. Basic information, such as sales and inventory breakdowns, is unavailable. A newly hired marketing vice president, Michael Sands, goes to a nearby warehouse, where, flashlight in hand, he searches through 300 boxes of Quaker Oats files on Snapple. He comes back with 12 but eventually uses only three files from them.

But 10 months later—the spring of 1998—the news is encouraging: Snapple is far from turned around, but sales have stopped declining and the brand is no longer losing money.

Whipper Snapple

The real test, Mr. Weinstein says, will be the approaching summer of 1998. Volume needs to start growing across the board, new products need to roll out, and the core tea business needs to click.

In early April, all eyes are on Whipper Snapple, a smoothie-type drink that managers have been secretly toiling over for months. It will be a fruit-juice drink with a dairy base, an attempt to capitalize on the popularity of smoothie bars selling fruit shakes.

As the launch date nears, Mr. Weinstein’s corner office—its windowsill lined with beverages, a telephone disguised as a sneaker—is a hubbub of activity. Executives huddle, trying to pick a cool slogan for Whipper Snapple. “What about ‘whip me’?” cracks Mr. Gilbert. “Or ‘get whipped’?”

It turns out Whipper Snapple doesn’t need a big push. Orders from distributors pour in, and retailers love the package, a 10-ounce swirl-shaped glass bottle with a wraparound label that has the look of soft-serve ice cream. It stands out among the plethora of beverages.

Snapple executives double their initial sales projection of a million Whipper Snapple cases in 1998. But now, a problem: There isn’t enough production capacity.

It’s a snarl that marketers dread—a hot new product but not enough supply—and one endemic to fashion businesses, where demand is so hard to predict. Almost immediately, Snapple has to start allocating supplies of Whipper Snapple. Some distributors protest, claiming they ought to be getting more than others. Through the summer, executives push to increase the capacity to make Whipper Snapple. Their sales projections balloon optimistically to five million or six million cases for the year.

By August, there is plenty of Whipper Snapple. The summer of 1998 is over, and orders start to slow. It turns out some distributors had been hoarding the scarce Whipper Snapple, making it seem even scarcer. The executives conclude that this had the paradoxical effect of heightening its appeal to consumers, who started hunting for it. Now the hoarders are no longer ordering, and sales projections are cut back sharply to about 3.5 million cases for the year. Still, Whipper Snapple is a distinct success for the Snapple team.

On the Road

The proof is to be found in the marketplace, so Joe McDonald, Triarc’s sales chief, spends part of every week visiting stores and meeting with distributors to see for himself what the reaction is. He also notes any problems and complaints.

One fall day, touring northern New Jersey, he stops in a Caldor store in West Patterson. Mr. McDonald is horrified to see pallets of identical Snapple cases stacked one atop the other and on sale for $11.99 for 24 bottles. Despite a sign promising assorted flavors, the only Snapple product displayed is lemon tea. Even the refrigerated boxes at the checkout lanes carry only lemon tea.

Somebody has goofed at Snapple’s distribution end. “This is pathetic,” says Mr. McDonald, a gravel-voiced former Marine, shaking his head. He and another Snapple executive find the store’s category manager for beverages. He is upset, too, complaining that he is drowning in lemon tea and has been trying to get someone at Snapple to fix the problem. It will be now.

There is also good news: Everywhere Mr. McDonald goes, it seems the demand for Snapple is back. The category manager at Caldor is excited about Snapple’s new lines and wants to put in refrigerated coolers dedicated to Whipper Snapple and Snapple Refreshers.

As the two men are talking, an older woman walks up. Where are all the other flavors of Snapple, she wants to know. They’ll be here in a couple of days, she is assured. “I need it today,” the woman protests. “My son is visiting from near St. Louis. I want to send two cases for my grandson, Joey.”

Mr. McDonald is in an awkward spot. “We’ll do right by you,” he says. When the store manager isn’t looking, he slips the woman $5 so she can buy the Snapple at another store and match Caldor’s low price.

Later, in North Brunswick, he visits Joseph Rosamilia, an engraver’s son who rode the crest of Snapple’s popularity to become its largest independent distributor. Mr. Rosamilia gives the new Snapple a thumbs up. “It’s happening all over again—I’ve been through it once, and it’s happening again,” he says. Customers are calling to ask for more Snapple. “I had somebody call to say he didn’t get his mint tea. I haven’t heard that in years,” he says.

To keep the enthusiasm up, Mr. Weinstein’s strategy is to bring out new flavors and packages at a rapid clip. He and Mr. Gilbert, 48, are plotting next year’s products. Two prospects: a line of herbal-enhanced drinks and a flavored bottled water.

The Stock

Despite Snapple’s comeback, the “boys downtown” are anything but happy. One day in early October, Messrs. Peltz and May, both 56, are sitting in their 41st-floor Park Avenue offices grousing. Snapple’s good fortune hasn’t rubbed off on Triarc’s stock. A highflier in 1997, it has sunk like many other “small caps,” trading far below its peak and at not much above its level when he and Mr. May bought their stake in 1993.

“It’s very frustrating for us,” complains Mr. Peltz, arguing that “we’ve built a great company” but the market is valuing Triarc as if it were a “crappy company.” It’s almost as if they had never bought Snapple and turned it around, Mr. Peltz says.

Less than a week later, the two announce plans to take the company private. He and Mr. May propose acquiring the 74% of Triarc they don’t already control for $418 million in cash and securities, plus the assumption of about $425 million in debt. Wall Street, it seems, can be as fashion-conscious as Snapple consumers.

FINANCIAL TIMES
WEDNESDAY MAY 24 2006

COMPANIES THE AMERICAS

FOOD

Peltz presses Heinz to raise efficiency

By James Politi in New York

Nelson Peltz yesterday stepped up the pressure on HJ Heinz, claiming the US food company could almost double in value to $28bn if it took measures including cost cuts, the sale of non-core assets, and increasing marketing spend on ketchup.

          In a “white paper” released yesterday, Mr Peltz, who owns a 5.4 per cent stake in Heinz through Trian Partners, his investment vehicle, said the company’s shares could be worth as much as $81 each if the changes were pushed through.

          Yesterday morning, Heinz shares were up 4.9 per cent to $42.92, giving it a market capitalisation of $14.4bn.

          Mr Peltz, known for turning round Snapple Beverages in the 1990s and successfully challenging fast-food chain Wendy’s International earlier this year, has been pursuing Heinz since February and is nominating five members for election to the company’s board.

          But he had not made any specific recommendations until yesterday.

          Trian’s “action plan” includes a reduction of $575m in annual costs, from cutting overhead costs at the company’s Pennsylvania headquarters and improving plant efficiency.

          It calls on Heinz to increase its leverage ratio through a more aggressive share repurchase scheme, and to consider selling more non-core units such as Plasmon, the Italian baby biscuit business, and ABC, the Indonesian soy sauce division.

          On ketchup, Trian says Heinz should stop trying to compete on price, reducing special deals with retailers that will cost $300m over time. Instead the money should be re-invested in innovation and marketing.

          “The company should make it a mission for more people to eat ketchup with their fries and burgers through creative marketing on television, the internet and other outlets,” the paper says.

          The assertion is backed by statistics showing that while Heinz’s market share in ketchup is high, the size of the overall market could grow, since only 40 per cent of fries, hamburgers and hot dogs are eaten with ketchup.

          Heinz, which will be hosting a meeting with shareholders next week to outline its plans to bolster performance, responded: “The facts speak for themselves. In the past four years, Heinz has transformed itself dramatically to improve earnings and enhance shareholder value.

          “With a leaner, highly focused portfolio of leading brands in three core categories and more efficient businesses, Heinz is now in fighting shape to deliver superior shareholder value and growth.”

          Mr Peltz’s campaign is the latest in a string of moves by “activist” hedge funds to push for change at some of the largest US companies.

© THE FINANCIAL TIMES LIMITED 2006

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Altria, P&G Help Extend Tiring Rally

(The following has been excerpted:)

WHILE SOME MISMATCHED couples opt for a belabored separation, some critics are now saying Tim and Wendy should get an immediate and irrevocable divorce. That is, a newly revealed dissident shareholder of Wendy’s International (WEN), Nelson Peltz, is pushing for the company to spin off 100% of its highly profitable Tim Horton’s chain to shareholders. After that, says Peltz, the remaining Wendy’s burger unit needs to slim down dramatically.

Peltz, CEO of Triarc (TRY) and a proven rehabilitator of the Arby’s restaurant chain, filed papers last week meant to prod Wendy’s management into more dramatic action than it’s currently contemplating.

Wendy’s has responded to earlier critics—including Pershing Square’s Bill Ackman (“Meet Mr. Pressure,2” Dec. 5)—with a plan to sell 15% or so of Tim Horton’s to the public, and to sell or close a number of Wendy’s stores. Peltz says that’s not enough.

The attentions of Peltz are interesting on a couple of levels. First, Wendy’s shares had already surged on shareholder activism and breakup speculation when Peltz began buying shares last month. Several times here, beginning more than a year ago, Wendy’s was cited as a situation with plenty of untapped value within (The Trader, Nov. 1, 20043, and May 9, 20054), and since then the shares have ramped from the low 30s to mid-50s, including last week’s gain of 3.62 to 54.70.

What’s also intriguing is Peltz’s background in fast-food restaurants, which gives his critique and prescription for the company added heft. Peltz, under his newly created Trian Fund Management, filed his persuasive analysis with regulators.

In brief, he argues that Wendy’s is a dysfunctional holding company that has used the fast growth of Tim Horton’s—a Canadian doughnut chain—and a variety of excuses to mask the underachievement of the Wendy’s burger business.

He values Tim Horton’s at between $32 and $38 per Wendy’s share. This is based on comparable companies’ valuations, as well as the recently announced deal for buyout firms to acquire Dunkin’ Donuts from Pernod Ricard.

Peltz then demonstrates that the Wendy’s burger chain lags behind its peers’ cash-flow margins by a whopping 10 percentage points, attributing this to an apparent “push down” of corporate expenses to the store level. This disparity exists even between Wendy’s company-owned stores and those of Wendy’s independent franchisees.

The upshot is that Peltz feels there is $200 million of excess cost in the chain, which could be cut to put cash flow in line with competitors. He values the sum of the parts at $77 to $89 a share.

That could certainly be aggressive, but it’s hard to say it’s implausible.

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LIFESTYLES MAGAZINE
BY NANCY A. RUHLING

The elevators on the 41st floor open to the waiting room of Triarc Companies, Inc., whose shining silver logo is splashed like a constellation in the sky across the wall above the sleek, wooden reception desk. At the end of a rug that could cover a volleyball court, two large chairs, their arms decorated with billiard-size black balls, stand elegantly on dainty ebony hooves before a bookcase filled with leather-bound classics. In the center of the vintage red and gold japanned coffee table, surrounded by the daily papers—from The New York Times to the New York Post—sits the only modern piece in the room: a Lucite box that looks like an ice cube from King Kong’s cocktail glass.

          The eye-catching piece isn’t so much sculpture as showcase or shrine. Inside, preserved for eternity, is a key piece of Triarc history: a bottle of Mistic Rain Forest Nectar, strawberry-banana flavor, whose orange and green parrot label is an exact match to the room’s color scheme.

          Triarc’s Chairman and CEO, Nelson Peltz, notes that it’s there because it was the first company they acquired in the move to build their beverage business into an empire, and it paved the way for the addition of Snapple and then Stewart’s. And it was Snapple that was one of Triarc’s greater—and most publicized—success stories. In 1993, Quaker bought the high-profile beverage company (remember all those snappy Snapple Lady commercials?) for $1.7 billion. By 1997, Snapple was as flat as day-old soda pop and Quaker considered itself lucky to sell it to Triarc for $300 million. A mere three years later, Triarc had turned Snapple around and sold it and its other beverage brands to Cadbury Schweppes for a whopping $1.5 billion.

The story of Snapple is the story of Triarc, Peltz, and his business partner, Peter May. The Snapple scenario—taking over a faltering company, turning it around, and turning it over for giant profits—is rooted in the 1980s, when Peltz and May became the Kander and Ebb of the leveraged buyout. They took over Triangle Industries in 1983 and then three years later, with financing from Drexel Burnham, acquired National Can in one of the first buyout deals financed by high-yield bonds. The deals transformed Triangle. By 1988, only five years after Peltz and May took control, this relatively small concern was the world’s largest packaging company and the country’s 98th-largest industrial company with more than $4.5 billion in net sales. Its stock had nearly tripled. More recently, the golden boys look to be repeating their success with their acquisitions of several other companies, including Arby’s and Deerfield Capital Management.

“Understanding your customer and understanding what that particular business needs, that’s essential.”

          But the story of how the 63-year-old Peltz came to be one of America’s most famous businessmen and one of the country’s richest people—on the Forbes’ 400 List in 2004 he was ranked No. 278 with an estimated net worth of $1 billion—is as incongruous and as intriguing as the bottle of Mistic planted prominently in the elegantly formal waiting room.

          How did he do it? First off, he didn’t do anything by the book. And, a lot of things just happen, not by any grand design. In 1963, at a time when it wasn’t yet cool, he dropped out of the Wharton School at the University of Pennsylvania so he could be a ski bum. “The snow melted on the East Coast,” he says, “so I got a job teaching summer race camp in Oregon. But I needed money to get to Oregon.”

          Sitting in in his glassed-in office in the sky, where the MetLife Building is so close you can almost reach out and put it in your vest pocket, Peltz looks like anything but a ski bum. Dapperly dressed in a crisp suit, the charming and courtly Peltz, Triarc “Cash Is King” coffee cup at hand, and the world at his blinking BlackBerry’s beck and call, looks as though he were born in a boardroom.

          “So I took a job in the family food business—we sold fresh produce and frozen food in New York—driving a truck for two weeks for a hundred bucks a week to get gas money for Oregon. My father said I could have the job if I shaved my beard, so I did. It was a very small business, and I saw all the opportunities and all the mistakes everybody was making. My father said, ‘If you don’t like it, why don’t you change it?’”

          And change it he did—with that trip to Oregon falling by the wayside. Between 1963 and 1978, he turned the $2.5-million private company into a $150-million publicly held company. Along the way, he started what he calls “a little investment fund on the side.” It was with the fund’s money that he began financing the leveraged buyouts that would make him rich and famous.

          What’s the secret to his stunning success? The answer, he says, is simple: Common sense. “We didn’t invent anything—whether we built American National Can at the time into the world’s largest packaging company or resurrected Snapple or some of the other deals we did that were not as well known but were just as successful—all of them had the same ingredient: fundamental common sense,” he says. “Understanding your customer and understanding what that particular business needs, that’s essential. Some need a wider-angle vision, and some need a narrower focus. There’s no formula. But they all need a strong ingredient of common sense and getting away from all that clutter; understanding a road map for that business.”

          The high-yield bond deals that left other businessmen shaking their heads and that made him a headline name in the 1980s were crucial to his success. “It was a brilliant instrument and an instrument that was very necessary,” he says. “Big companies in those days, like AT&T and GM, could issue long-term debt; smaller guys like me could only borrow from a bank to take over a big company. You needed to get capital on a different basis, and when that capital arrived, it was an eye-opener for me—it was a great facilitator. But once you acquire the business, then you have to make something of it in relatively quick fashion because you have this interest ticking at a pretty high rate.”

          Peltz looks for companies that are undervalued or undermanaged. Then, his winning formula starts clicking in: “What would we do differently? If we have a vision for that business, we will make an investment. We then work with management or bring in new management and that management has to share that vision. I just liked building businesses; I didn’t have a passion for one particular business.”

          While he was salvaging unwanted companies, he developed a keen interest in investing. “I used to read every annual report I could get my hands on, and I used to go through the monthly S&P stock digest cover to cover looking for investment opportunities,” he says. “I traded stocks and futures and just had a good time doing it. I did this in my free time, at night, and on weekends. I started to learn what business is really about, which is free cash flow.”

          The best business plan is a simple business plan, he says. “You have to say, here’s a business. Do I like that business? Do I think that business has a future? Do its products have a future and can they make it in the market-place, given a Wal-Mart on one side and China on the other? You have to ask questions that you intuitively know the answer to. You can do all your research, but you have to listen to your stomach. It’s much more important to feel that you’re intuitively on the right track. Then, you do all your work and find out if your investment thesis is appropriate.”

“Things start from little incidents, and if you deal with the little incidents immediately, you nip them in the bud.”

          Peltz says that he’s never been one to go by the numbers alone when it comes to making business decisions. “I believe that business rescues are about investment and values that have not been recognized and how to extract that value.”

          And he makes it his business to be well-rounded: Family, he says, is extremely important. The father of 10, ages are 40 to 2—an antique table placed prominently in his office where he can see it is filled with their smiling framed photos—finds himself playing hockey dad more often than not. “Each one of my kids is very special, and each one I have a very special relationship with,” he says. “It sounds hard with 10 kids, and sometimes it is hard. I try to give them my best advice, and they cut me a certain amount of slack.”

Peltz is involved with a number of philanthropic organizations that range from the Prostate Cancer Foundation to the Intrepid Museum Foundation. His work with the Simon Wiesenthal Center—he’s cochairman of the board of directors and chairman of the New York Tolerance Center—is particularly close to his heart. “I like the fact the Wiesenthal Center is a hard-hitting social action organization that wants to do something about intolerance, bigotry, and hatred,” he says. “More people should get behind this.”

          As he knows from personal experience, antisemitism is growing. “We have to be on watch for intolerance. And I don’t just mean antisemitism, I mean intolerance against African-Americans, Hispanics, Asians, and others,” he maintains. “The minute you see it, you can’t just turn the other cheek. Nobody is born with these feelings in their DNA. This is strictly from their upbringing. Parents have to be aware of what they are teaching their kids.”

          He knows firsthand how easy it is for hatred to get out of hand. He tells of an incident that occurred many years ago at Madison Square Garden. A group of drunken men made disparaging remarks about him and his friends. Before he knew it, the dispute went from verbal to violent. He and his friends filed a complaint with the Anti-Defamation League and forced the employer of the men to apologize and donate to the organization. “I think that those people were very careful before they opened their mouths again. I could easily have turned the other cheek. Things start from little incidents, and if you deal with the little incidents immediately, you nip them in the bud. I’ve seen it close up, and my kids have seen it close up over the years. Not a lot, but enough. It shouldn’t be there. Once you realize that we all have a certain amount of prejudice, then you can start to deal with it.”

Despite his successes, Peltz doesn’t see himself as a role model. “There are a lot of other people—Bill Gates comes to mind—who are a lot more interesting than me,” he says modestly. “I expected to achieve things, and I don’t know that I’ve achieved anything that spectacular. I don’t know if just making money is a great achievement.”

          Where’s the real measure of achievement? It’s on the golf course. “I’d like to shoot par,” he says and chuckles. “And that’s really hard to do for a guy who gets to play probably once or twice a month.”

          He takes another sip of his coffee and scans the cityscape from his glass box high in the sky. His BlackBerry is blinking, but for the moment, he puts it on hold. “I’m pleased with the way my life has turned out,” he says and smiles.

How Snapple Got Its Juice Back

by John Deighton

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HBR AT LARGE

How
Snapple
Got Its Juice
Back

Its number one priority: repair relations with disgruntled distributors. Then revive the funky packaging, adventurous flavors, and anything-goes attitude that first made the brand soar.

by John Deighton

EVEN NOW, mere mention of Quaker Oats’ acquisition of Snapple causes veteran deal makers to shudder. For good reason. In 1993, Quaker paid $1.7 billion for the Snapple brand, outbidding Coca-Cola, among other interested parties. In 1997, Quaker sold Snapple to Triarc Beverages for $300 million, a price most observers found generous. The debacle cost both the chairman and president of Quaker their jobs and hastened the end of Quaker’s independent existence (it’s now a unit of PepsiCo).

          But that’s not the end of the story. In October 2000, Triarc, the privately held outfit that took Snapple off Quaker’s hands, sold the brand to Cadbury Schweppes for about $1 billion.1 The turnaround would be astonishing in any industry, but especially in the beverage-marketing business, where short-lived brands are depressingly common. Snapple’s durability raises a number of questions. Why did the brand lose $1.4 billion in value under Quaker’s stewardship in just four years? How did Triarc restore most of that value in less than three years? What did Triarc do with such apparently effortless grace that Quaker, with all its resources, could not?

          In November 2000, shortly after Triarc sold Snapple to Cadbury Schweppes, I posed those questions to Triarc’s top executives: chairman and majority owner Nelson Peltz, CEO Mike Weinstein, and marketing director Ken Gilbert. Their answers led me to a conclusion that many marketing professionals are likely to resist: There is a vital interplay between the challenge a brand faces and the culture of the corporation that owns it. When brand and culture fall out of

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HBR AT LARGE • How Snapple Got Its Juice Back

alignment, both brand and corporate owner are likely to suffer.

SOME BRANDS just want to have fun, and from birth Snapple was one of them.

          I’m hardly courting controversy by asserting that a brand might fit better in one company’s portfolio than in another’s. But a marketing professional would probably explain the improved fit in terms of distribution economies or manufacturing synergies. I would explain it differently: First, as every brand manager would surely agree, good brand management is explained more by process than by strategy. The big idea is important, but the execution of the big idea determines its success or failure. Second, consistent process execution is a matter of temperament. Some processes are best entrusted to managers with cautious, prudent temperaments while others flourish in the hands of risk takers. Brands thrive when there’s a close fit between process and corporate temperament. This explanation, I believe, will provide the framework for understanding Triarc’s and Quaker’s contrasting experiences with Snapple as our story unfolds.

From a Funky Start…

Some brands just want to have fun, and from birth Snapple was one of them. Operating from the back of his parents’ pickle store in Queens, Arnie Greenberg and his friends Leonard Marsh and Hyman Golden started selling a fresh apple juice called Snapple across New York City in the late 1970s. At the time, there was no shortage of upstart brands competing for the dollars of young, health-conscious New Yorkers, but Snapple stood out from the rest by virtue of an endearing artlessness. The labels on its bottles were cluttered and amateurish, and its ads seemed, if possible, even more homemade. In one, tennis star Ivan Lendl garbled the brand name into “Shnahpple.” Several others featured a Snapple order-processing clerk named Wendy Kaufman. Cheerful, zaftig, and blessed with a Noo Yawk accent strong enough to peel paint, Wendy blossomed into a minor celebrity known to her fans as the Snapple Lady. She chatted on-air with Oprah Winfrey and David Letter-man, made appearances at retail stores, and accepted Snapple drinkers’ invitations to sleep-overs, bar mitzvahs, and proms. On the radio, the brand grew by sponsoring shockmeisters Howard Stern and Rush Limbaugh. Stern was an especially effective spokesperson. He got to know the founders of the business personally and conveyed to his listeners a genuine and infectious regard for the products and the people behind them.

          The brand’s distribution channels were as unconventional as its promotions. Initially Snapple had very little supermarket coverage. Instead, it flowed through the so-called cold channel: small distributors serving hundreds of thousands of lunch counters and delis, which sold single-serving refrigerated beverages consumed on the premises. Small as the individual distributors were, they aggregated into a mighty marketing force. By 1994, Snapple was available across the country, and as distributors added painstakingly cultivated supermarket accounts, sales ballooned to $674 million from just $4 million ten years earlier. Aware that Snapple had grown beyond their limited expertise, Greenberg and his partners cast about for a new owner that could

John Deighton is the Harold M. Brierley Professor of Business Administration at Harvard Business School in Boston.

HARVARD BUSINESS REVIEW

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How Snapple Got Its Juice Back • HBR AT LARGE

take the brand to the next level. Enter Quaker Oats.

          Quaker’s executives approached the Snapple deal with a mixture of confidence and urgency. The confidence was easily understood: Quaker had an impressive record in beverage marketing, having developed Gatorade into a powerhouse national brand by skillfully executing a plan drawn straight from the marketing textbooks. After purchasing the sports drink from Stokely–Van Camp in 1983, Quaker introduced it into 26 foreign markets, added five new flavors (for a total of eight), and hired basketball great Michael Jordan as a spokesperson. It used its leverage with supermarkets to win premium display space and squeezed costs out of the supply chain. Textbook actions produced textbook results: Gatorade sales swelled from $100 million to $1 billion in ten years, giving Quaker’s executives ample reason to believe they could produce similar growth for Snapple.

          But replicating Gatorade’s success was more than an objective–it was a matter of corporate survival. With only one brand in its beverage portfolio, Quaker was at a serious disadvantage to larger players that could use their broader lineups to capture economies of scale. To stave off acquisition by one of those larger competitors, Quaker needed to add a second brand that could capture similar economies. Acutely aware of the make-or-break nature of the acquisition, Quaker’s executives formulated a marketing plan that sought to minimize or eliminate risk. As it happened, though, Quaker’s very risk aversion turned out to be the greatest risk of all.

Things Go Horribly Wrong

The company wasted no time trying to implement this strategy: Distribution would be rationalized, Snapple flavors would be made widely available in supermarkets, and a coordinated national promotion effort would expand mainstream awareness of the brand beyond the two coasts. Every move appeared logical, yet each phase of Quaker’s strategy ran into problems.

          A key component of the strategy was to use the strength of Snapple’s distributors in the cold channel to help Gatorade and use Gatorade’s strength in the warm channel – that is, supermarkets – to help Snapple. Quaker had Snapple’s 300 distributors fly into several centralized meetings and proposed to them that they cede Snapple’s supermarket accounts to Quaker in exchange for the right to distribute Gatorade to the cold channel. In meeting after meeting, distributors resisted Quaker’s proposals. They weren’t about to give up the supermarket accounts they’d worked for years to win. And Quaker couldn’t force them to. Most distributors held contracts in perpetuity. Despite protracted negotiations with individual distributors and distributor councils, no channel rationalization was achieved.

          Another element of Quaker’s Snapple strategy came straight out of the Gatorade playbook. Just as it had done with Gatorade, Quaker introduced Snapple in larger, more profitable sizes: in 32- and 64-ounce bottles. But consumers simply didn’t want them. The larger bottles were suitable for Gatorade because people tended to drink it during or after team practice or other exercise, when they were especially thirsty and needed to be rehydrated. But Snapple was a lunchtime beverage – people weren’t looking for anything larger than a 16-ounce bottle they could polish off in one sitting.

          Quaker’s efforts to take the risk out of Snapple’s publicity were equally illfated. The company started running ads whose mainstream blandness and slick

JANUARY 2002

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HBR AT LARGE • How Snapple Got Its Juice Back

production values were antithetical to Snapple’s image. It then compounded the misstep by dropping Wendy the Snapple Lady from the ads and even eliminating her job. But probably Quaker’s worst move was to dump Limbaugh and Stern. Done to avoid controversy, the terminations inflamed it instead. Stern took his revenge by subjecting Quaker to months of on-air diatribes that urged listeners to stay away from “Crapple.”

          As each of Quaker’s initiatives failed or backfired, Snapple sales lost steam. From their 1994 peak, sales declined every year, plunging to $440 million in 1997. Several changes in management, including hiring the executive who turned Poland Spring water into a national brand, did nothing to reverse the trend. Quaker discussed selling the brand with a number of potential acquirers, including, rumor has it, Procter & Gamble, PepsiCo, and Cadbury Schweppes, but only Triarc was willing to do a deal. In March 1997, Snapple had a new owner – and a very uncertain future.

“The Magic Is Back”

Triarc’s corporate style could not have been more unlike Quaker Oats’. Part of financier Nelson Peltz’s complex web of holdings, Triarc has built a portfolio of juice and soda brands that at one time or another has included Stewart’s, Royal Crown, and Mistic, as well as Snapple, all under the management of CEO Mike Weinstein and marketing director Ken Gilbert. In contrast to Quaker’s buttoned-down, coolly professional culture, Triarc is the sort of place where employees wear costumes to work on Halloween. Once a year, they play miniature golf up and down the corridors of Triarc’s headquarters in White Plains, New York, each office vying to create a more bizarre hole than the next. When the headquarters was expanded through a wall into the offices next door, Weinstein threw a sledgehammer party.

          It’s tempting to say that Triarc’s executives understood and embodied the quirky spirit of the Snapple brand in a way that Quaker’s marketing team never did, and Triarc’s executives aren’t inclined to disagree. “We started out loving the brand the first day,” says Gilbert. “I don’t think that there was anyone at Quaker who had loved that brand, and it takes passion to get behind a brand and turn it around. We knew Snapple because we had been going up against it every day in the marketplace with Mistic,” he adds, referring to Triarc’s first entry into the premium fruit-drink category. “We had respect and admiration for it, and now it was ours to run.”

          What Triarc didn’t have was a fully formed turnaround strategy. “We had no game plan to assure Snapple’s recovery,” Peltz says. “The only fixed plan we had was to limit the cost of failure.” Rather than pursue large schemes that required making investments well in advance of returns, Triarc’s marketers put little ideas into play and watched what happened. “I knew Mike and Ken would make mistakes,” Peltz says. “So what? The team understood the need to stay away from big risky ideas. All we had to do was to avoid fatal mistakes, to make sure that each time we took a risk, we would be able to come back if the gamble didn’t pay out.”

          Triarc’s risk orientation was apparent in the way it approached new product launches. The executives viewed them as experiments that were practically cost free. “Our distributors buy a couple of hundred thousand cases of anything with the Snapple name on it because people are interested to try our latest thing,” explains Weinstein, who now runs the Snapple operation for Cadbury Schweppes. “That covers development cost. The question is whether they are going to pick it up a second time, and the distributors tell us pretty quickly whether that’s happening. So when we come up with a new idea, we roll with it. If it doesn’t work, then the very worst that can happen is that you end up with a little excess inventory that you have to discount. To Quaker, new products were seen as a risk. We perceive them as the opportunity. It’s the most fun part of the business. You know that if you come up with an idea, it’s at least going to see the light of day.”

          Part of the fun for the Triarc team was using themselves as a test market. “I was always as keen to get the new products to market as Mike and Ken were,” says Peltz. “Part of it was selfishness – we liked the stuff so much we wanted to get it into our offices. The other was that we just thought it was exciting. We drank the ideas, and we [took a look at] the packaging. We might say something didn’t taste so great and needed reformulating, but there was never a time when we said stop. Just the opposite” A company like Quaker would never take such a casual approach to product development, but it was standard practice at Triarc – and true to Snapple’s back-of-the-store, back-of-the-envelope roots.

          In its first week in charge of the brand, Triarc used a product launch to signal that the new regime understood what had made Snapple a hit in the first place. The idea took shape in Weinstein’s office. “I had a picture of Wendy on my wall,” Weinstein recalls. “Ken said, ‘Wouldn’t it be great if we took Wendy’s picture and wrapped it on the bottle?’” Weinstein thought it was a terrible idea, but he told Gilbert to try it anyway–and to rehire Wendy Kaufman while he was at it. And thus was born Wendy’s Tropical Inspiration. Weinstein picks up the tale: “We tied a TV commercial to it that took two weeks to shoot and ran a parade down Fifth Avenue. We didn’t think much about it–it didn’t seem like taking chances. If we’d had a very structured process, forms to fill out, analyses to do, we’d have seen the risks, and we’d never have moved. Instead, we were able to make a fast decision, move quickly, capture an early success, get the distribution channel excited again, and get the retailers back to believing in the brand.” Indeed, Snapple responded almost immediately to Triarc’s management. Sales, which had been declining 20% a year, turned flat within three months of Triarc’s purchase.

          The give-it-a-go approach paid off again later when Triarc launched a Snapple extension called Elements, a range of teas with flavor names like Sun, Rain, and Fire. A consultant would probably

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How Snapple Got Its Juice Back • HBR AT LARGE

have cautioned against the launch, arguing that Elements’ slick New Age preciousness would sit uncomfortably under the Snapple logo. But in true Triarc fashion, no one asked a consultant. In effect, Triarc let its distributors do its market research. Within weeks, it was clear from their field reports that young consumers, drawn by the Snapple seal of approval, had tried Elements, liked it, and wanted more. Within a few short months, Elements had grown to 15% of Snapple’s total sales.

          Of course, none of the new product launches would have stood a chance without Snapple’s distributors. By the time Triarc came on the scene, they had virtually given up on the brand and were putting their energies into other companies’ products. Triarc’s efforts to win them back began as soon as the purchase from Quaker was complete. Along with ditching the much-despised 32- and 64-ounce bottles, the marketing team sent the distributors a clear message that they were part of the family and not an inefficiency that ought to be eliminated.

          Proclaiming “the magic is back,” the marketing team convened a meeting of the distributors. Each of Triarc’s senior executives learned a magic trick and performed it at the meeting. “My trick was to make money appear in a box,” Weinstein recalls. “We didn’t have a lot else to tell them. We promised them Wendy’s Tropical Inspiration; we promised that we were going to listen to what they wanted and change the way business was done. But that was enough. They gave us a chance.”

          They gave Triarc a chance, I would submit, because Triarc’s presentation convinced the distributors that Snapple once again had an owner that understood the spirit of the brand. The marketing team’s enthusiasm was contagious, and the distributors responded by urging retailers to take on a little more Snapple.

          The market response to the successive changes in tone at Snapple highlights a process that my Harvard Business School colleague Susan Fournier calls “the co-construction of meaning.” Consumers did just as much as Arnie Greenberg or the Triarc team to form Snapple’s brand identity. Marketers offer brand ideas to the market, but those ideas don’t truly become brands until they are accepted, adopted, and made over afresh as part of the lives of those who use them. Brand meanings and associations arise as a kind of found consensus between what the marketer wants and what the consumer has use for. Precisely because they were planned with a professional thoroughness and care foreign to the brand, Quaker’s moves with Snapple shattered that consensus. Triarc’s gleeful experimentalism restored it.

It’s an Attitude Thing

One of the most striking things about my conversations with Peltz, Weinstein, and Gilbert was the language that the Triarc team used. In most corporations, brand marketing sounds like a form of warfare. Consumers are targeted, campaigns are planned, products are positioned and launched, waves of advertising are flighted, and then market research does the reconnaissance to say whether the missions were successful or not. But at Triarc, the talk was of play and fun, parties and parades. It’s not that they didn’t know the other terminology. Peltz hired Weinstein and Gilbert for their impeccable professional credentials, and they could have used marketing-speak if they had wanted to. But the spirit of Snapple called for another way of speaking and thinking. As Gilbert once told me: “We can be disciplined, but should we be? We can write down positioning statements, but the Snapple trademark spills over the boundaries we put on it.” The brand’s vitality responded better to play than to planning.

          My point here is not to disparage discipline or, indeed, the marketing professionals of Quaker Oats. Their failure with Snapple wasn’t a matter of ineptitude or a bureaucratic tin ear. Nor do I think it was a case of a nimble upstart outflanking a lumbering corporate behemoth. In a battle between David and Goliath, the smart money is almost always on the giant. Rather, Quaker’s failure can be put down to a fatal mismatch between brand challenge and managerial temperament.

          There was no such mismatch between Gatorade and Quaker. If Snapple was about play, Gatorade was about sport – about playing to win. You could have fun with Gatorade, but only after you’d won the game. Quaker’s corporate temperament was perfectly attuned to the achievement-oriented message of Gatorade. But Snapple isn’t about accomplishing an objective; it’s about adding a little whimsy to the humdrum and the everyday. The job’s dull and the car is more safe than sporty, but at least you can get a little wild at lunch with a Mango Madness. Given the difference between the two brand identities, it’s no surprise that they didn’t both thrive under the same owner. The surprise would have been if they had.

          That’s a lesson executives considering a brand acquisition might want to keep in mind. There are factors beyond economic analysis to take into account if the process of brand management is to cohere. What we call a brand identity is actually a form of meaning, made at least as much by small, impromptu managerial acts as by grand designs precisely executed. The managerial temperament makes itself known and felt in those small, almost unconscious, actions and decisions. Variations in temperament go a long way toward explaining why brands that flourish in the care of one custodian wither in another. So before committing to a deal, don’t just consider a brand’s sales. Give some thought as well to its soul.

1. Cadbury paid $1.45 billion for Snapple and a number of other Triarc brands, including Royal Crown, Mistic, and Stewart’s. Triarc officials estimate that the Snapple brand was worth $900 million to $1 billion of that total, but no separate accounting was officially made.

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Heinz's “Independent” Board?

The Trian Group believes good corporate governance requires that the Heinz Board be comprised of independent-minded directors, not tied to management, who bring a diverse set of relevant skills and experience to their board service. Accordingly, the Trian Group has proposed five highly qualified nominees who have the independence from management as well as the experience required to improve oversight in this underperforming company. Each of the Trian Group’s nominees has an extensive, successful business background with vast financial knowledge and branding and marketing experience. As a whole, the Trian Group’s nominees are operations-focused with a long track record of working with management teams to improve financial results and protect and build shareholder value.

Four of the five current Heinz directors whom the Trian Group would replace (Bunch, Coors, Drosdick and Reilley) have extensive interlocking corporate and non-profit board relationships that we believe inhibit effective oversight and make it difficult for these directors to hold management accountable for repeatedly failing to deliver on its plans and commitments to the shareholders of Heinz. In that connection, we note that three of the five current directors that we would replace (Bunch, Coors and Reilley) are members of the Management Development and Compensation Committee, which we believe has not appropriately linked management’s compensation to the Company’s performance. The fifth director whom the Trian Group would replace (Choksi), is one of the directors who has served since 1998, presiding over a series of ill-fated divestitures and acquisitions, failed corporate restructurings and poor capital allocations. During this period, Heinz’s earnings per share dropped from $2.15 to $1.89 and its stock price plummeted until rumors of activist involvement in Heinz stock began to spread in early 2006.

The 12-person board proposed by the Trian Group would combine the fresh perspectives, operational experience and branding and marketing skills of the Trian Group’s five nominees, with the institutional knowledge of seven current Heinz Board members (Coleman, Holiday, Johnson, Kendle, O’Hare, Swann and Usher). Our nominees, if elected, will work with Heinz management and other members of the board to represent all shareholders in seeking to improve operational execution, capital allocation and management focus.

While we believe that the entire Board should be held accountable to shareholders for the Company’s underperformance, we are only nominating five new directors because we believe that our Nominees, if elected, can work with the remaining incumbent directors to effect positive change at the Company. As a result, our Nominees, if elected, will only constitute a minority of the current 12 members of the Board. Under the Company’s By-Laws, a quorum for the transaction of business requires a majority of the directors in office and Board action requires a majority of the directors present at a meeting at which a quorum is present. Accordingly, our Nominees, if elected, will not be able to take Board action at a meeting of the full Board without the support of at least two other directors.

Our Nominees will not receive any compensation from the Trian Group or its affiliates for their services as directors of the Company if elected. If elected, our Nominees will be entitled to such compensation from the Company as is consistent with the Company’s past practices for services of non-employee directors, which is described in the Company’s proxy statement.

Click on the link below to download the Heinz Board of Directors Overlap document.

Interlocking Director Relationships Inhibit Effective Oversight

Note: Includes current and former positions.

How to Vote Gold

Vote Gold

 The Trian Group considers the vote of ALL shareholders to be very important, no matter how many or how few shares you own.

If your shares are registered in your own name, please sign, date and mail the GOLD proxy card today to the Trian Group, c/o Innisfree M&A Incorporated, in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your shares voted (instructions are on your GOLD proxy card).

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the GOLD proxy card as soon as possible.

After signing and returning the GOLD proxy card, we urge you NOT to return Heinz’s White proxy card because only your latest dated proxy card will be counted.

If you have previously signed and returned a White proxy card to Heinz, you have every right to change your vote.  You may revoke any proxy card already sent to Heinz by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

If you have any questions, would like to request additional copies of the proxy statement or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

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New York, New York 10022

Shareholders Call Toll-Free: (877) 456-3442

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The following information was added to the “Terms of Use” section contained on such website:

The image regarding “Five Failed Restructurings” shows Heinz’s share prices as of April 30, 1998 and February 6, 2006, as posted on the Company’s website.  Share prices are not adjusted for dividends or the spin-off of assets to Del Monte in December 2002 (Heinz’s shareholders received approximately $3.45 in value, in Del Monte shares, per Heinz share as part of this transaction).  April 30, 1998 marked the beginning of William Johnson’s tenure as Chief Executive Officer.  February 6, 2006 marked the beginning of a period during which the Company’s average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock.  Since that date, share prices have increased.

In addition, the following information was added to the welcome screen, "Important Notice" and "Terms of Use" sections contained on such website:

ON JULY 12, 2006, TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE "PARTICIPANTS") FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H. J. HEINZ COMPANY AND BEGAN THE PROCESS OF MAILING THE DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD TO SHAREHOLDERS. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. HEINZ SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER MATERIALS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT.